Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-146892 and 333-161799) and Form S-8 (333-158096, 333-157002, 333-150873, 333-116400, 333-88864, 333-47024, 333-38194, 333-38080, 333-35016 and 333-91121) of Agilent Technologies, Inc. of our report dated December 21, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the segment information in Note 21, as to which the date is July 13, 2010, relating to the consolidated financial statements, financial statement schedule and effectiveness of internal control over financial reporting of Agilent Technologies, Inc., which appears in this Current Report on Form 8-K. We also consent to the reference to us under the heading “Experts” in the prospectus supplement dated July 13, 2010 relating to the offering of Senior Notes.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

July 13, 2010